Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” with respect to the financial statements of Columbia Properties Tahoe, LLC d/b/a MontBleu Resort Casino & Spa, in the Registration Statement (Form S-3) and related Prospectus of Bally’s Corporation for the registration of 6,987,729 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2021, included in Bally’s Corporation’s Current Report on Form 8-K dated March 16, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 18, 2021